EXHIBIT 99.3

U.S. CONCRETE, INC.

Letter to The Depository Trust Company Participants

for

Tender of All Outstanding

Unregistered 8 3/8% Senior Subordinated Notes due 2014

in Exchange for

Registered 8 3/8% Senior Subordinated Notes due 2014

The Exchange Offer will expire at 5:00 p.m., New York City time, on                         , 2004 (the “Expiration Date”), unless sooner terminated or extended. Outstanding Notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offer.

To Depository Trust Company Participants:

We enclose a prospectus dated                         , 2004 (the “Prospectus”) of U.S. Concrete, Inc. (the “Issuer”) and various subsidiaries of the Issuer which are providing guarantees of the notes referred to below, as set forth in the Prospectus (the “Guarantors”), relating to the offer to exchange the Issuer’s 8  3/8% Senior Subordinated Notes due 2014, guaranteed, jointly and severally, on a senior subordinated unsecured basis, by the Guarantors (the “New Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer’s issued and outstanding unregistered 8  3/8% Senior Subordinated Notes due 2014 guaranteed, jointly and severally, on a senior subordinated unsecured basis, by the Guarantors (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal. The offer to exchange the New Notes for the Outstanding Notes and the related documentation are referred to herein as the “Exchange Offer.”

We are also enclosing the following documents:

•	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

•	Notice of Guaranteed Delivery; and

•	Letter of instructions that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                             , 2004, unless sooner terminated or extended.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

Under the Letter of Transmittal, each holder of Outstanding Notes will represent to the Issuer and the Guarantors that:

•	such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuer or any Guarantor, or if such holder is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is a broker-dealer, it is not tendering Outstanding Notes acquired directly from the Issuer, any Guarantor, or an affiliate of the Issuer or any Guarantor, for its own account;

•	if such person is not a broker-dealer, it is not engaged in, and does not intend to participate in, a distribution (within the meaning of the Securities Act) of the New Notes;

•	such holder does not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Outstanding Notes or the New Notes;

•	any new notes received by such holder are being acquired in the ordinary course of business of such holder;

•	if such holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes, such holder acquired those Outstanding Notes as a result of market-making activities or other trading activities, and it will deliver a Prospectus in connection with any resale of any New Notes; provided that, by so representing and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act; and

•	such holder is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

The Issuer and the Guarantors will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuer and the Guarantors will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from us or the Exchange Agent, Wells Fargo Bank, National Association, upon request.

Very truly yours,

U.S. Concrete, Inc.

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